SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM N-2




               REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                   ACT OF 1940

                                Amendment No. 22


                          STERLING CAPITAL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

                  635 Madison Avenue, New York, New York, 10022
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code (212)980-3360

                              CONTENTS OF FORM N-2


Part I INFORMATION REQUIRED IN A PROSPECTUS OR REGISTRATION STATEMENT
       --------------------------------------------------------------

Page
----

3        Item 1 Cover Page (Prospectus Only)
3        Item 2 Synopsis (Prospectus Only)
3        Item 3 Condensed Financial Information (Prospectus Only)
3        Item 4 Plan of Distribution
3        Item 5 Use of Proceeds
3-4      Item 6 General Information and History
4        Item 7 Investment Objectives and Policies
4-5      Item 8 Tax Status
5-6      Item 9 Brokerage Allocation and Other Practices
6        Item 10 Pending Legal Proceedings
6        Item 11 Control Persons and Principal Holders of Securities
6        Item 12 Directors, Officers and Advisory Board Members
6        Item 13 Remuneration of Directors and Others
6        Item 14 Custodian, Transfer Agent and Dividend Paying Agent
7        Item 15 Investment Advisory and Other Services
7        Item 16 Default and Arrears on Senior Securities
7        Item 17 Capital Stock
7        Item 18 Long-Term Debt
7        Item 19 Other Securities
7-8      Item 20 Financial Statements




         PART II OTHER INFORMATION
         -------------------------


8        Item 1 Marketing Arrangements
8        Item 2 Other Expenses of Issuance and Distribution
8        Item 3 Indemnification
8-10     Item 4 Financial Statements and Exhibits
10       Item 5 Persons controlled by or Under Common Control with Registrant
10       Item 6 Number of Holders of Securities
10       Item 7 Location of Accounts and Records
10       Item 8 Business and Other Connections of Investment Advisor
10       Item 9 Management Services
10       Item 10 Undertakings

11       SIGNATURES

PART I INFORMATION REQUIRED IN PROSPECTUS OR REGISTRATION STATEMENT
       ------------------------------------------------------------



Item 1 Cover Page (Prospectus only)
       ----------------------------
                           Inapplicable.


Item 2 Synopsis (Prospectus only)
       --------------------------
                           Inapplicable.


Item 3 Condensed Financial Information (Prospectus only)
       -------------------------------------------------
                           Inapplicable.


Item 4 Plan of Distribution
       --------------------
                           Inapplicable.


Item 5 Use of Proceeds
       ---------------
                           Inapplicable.


Item 6 General Information and History
       -------------------------------

     The information in subparagraphs (a), (b) and (c) of Item 6, as amended, is hereby incorporated by reference. Subparagraph (d) of Item 6 is hereby amended in its entirety to read as follows:



     (d) The Registrant's shares of common stock are listed on the American Stock Exchange. The Registrant's shares of common stock have historically traded on the market for less than the net asset value of such shares.



                              Net Asset Value Per Share
                              -------------------------

As at (1)                     2001                2000                  1999
---------                     ----                ----                  ----

March 31 (unaudited)          $8.31               $8.86                $8.54
June 30 (unaudited)           $8.84                8.87                 9.58
Sept. 30 (unaudited)          $8.12                8.89                 8.56
Dec. 31                       $8.10                8.42                 8.97


______________

1) The Registrant's Board of Directors determines the value of Registrant's net assets as of the end of each fiscal quarter.

                Information with Respect to the Market Price and
                ------------------------------------------------

                  Volume of Trading of Registrant's Securities
                  --------------------------------------------



                                             2001
                                             ----
                                                                     Shares
For 3 Months Ended                   High             Low            Traded
                                    -----            -----           ------
March 31                            $7.00            $6.10           13,900
June 30                              7.00             6.35            7,900
September 30                         7.00             6.15            7,000
December  31                         6.35             5.30           21,400


                                             2000
                                             ----
                                                                     Shares
For 3 Months Ended                   High             Low            Traded
                                    -----            -----           ------
March 31                           $6.875           $6.375           10,200
June 30                             7.00             6.375           18,300
September 30                        7.375            6.50            14,400
December  31                        6.875            6.25             9,400


                                             1999
                                             ----
                                                                     Shares
For 3 Months Ended                   High             Low            Traded
                                    -----            -----           ------
March 31                           $7.00            $5.875           36,500
June 30                             7.00             6.25            25,400
September 30                        7.375            6.375           17,200
December 31                         7.125            6.50            14,700




     As of March 31, 2002 the unaudited net asset value per share was $8.07. The closing sales price for the Registrant's shares on the American Stock Exchange on March 31, 2002 was $6.25.



Item 7 Investment Objectives and Policies
       ----------------------------------
     The information in subparagraphs (a), (b), (c) and (d) of Item 7, as amended, is hereby incorporated by reference.


Item 8 Tax Status
       ----------

     The information in Item 8, as amended, is hereby amended in its entirety as follows:


     (a) The Registrant for the fiscal year ending December 31, 2001 was a "personal holding company" under the Internal Revenue Code of 1986, as amended (the "Code"), since five or fewer stockholders owned directly or indirectly more than 50% of the Registrant's outstanding stock and more than 60% of the

Registrant's adjusted ordinary gross income was personal holding company income. As a personal holding company, the Registrant would also be subject to penalty taxes unless it distributes to its shareholders an amount at least equal to its otherwise undistributed personal holding company income, net of appropriate deductions applicable thereto. For the year ended December 31, 2001 the Registrant did not have any undistributed personal holding company income. Personal holding company income does not include the excess of net realized long-term capital gain over net realized short-term capital loss, less the Federal income tax attributable to such excess.

     The Registrant's policy is to comply with the requirements of the Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders.

     (b) The information set forth in subparagraph (a) of Item 8, as amended, is hereby incorporated by reference.

     (c) The information set forth in subparagraph (a) of Item 8, as amended, is hereby incorporated by reference.

     (d) Certain special tax aspects of the Registrant are described in paragraph (a) of this Item which is hereby incorporated by reference.



Item 9 Brokerage Allocation
       --------------------
     The information in subsection (1) of subparagraph (a) of Item 9 is amended to read in its entirety as follows:


     (a)(1) The aggregate dollar amount of brokerage commissions paid by the Registrant during the three most recent fiscal years:



                             Year Ended December 31



                  2001                2000                  1999
                  ----                ----                  ----

                $33,100             $47,628               $41,554


     The information in subsection (2) of subparagraphs (a) of Item 9, as amended, is hereby incorporated by reference.


     The information in subparagraph (b) of Item 9, as amended, is hereby incorporated by reference.


     The information in subparagraph (c) of Item 9 is hereby incorporated by reference.


     Subparagraph (d) of Item 9 is hereby amended to read in its entirety, as follows:

     During the fiscal year ended December 31, 2001, approximately $33,100 in brokerage commissions ($10,220,790 in purchase and sale transactions) were designated to brokers because of research services provided by such brokers.



Item 10 Pending Legal Proceedings
        -------------------------
                  None.



Item 11 Control Persons and Principal Holders of Securities
        ---------------------------------------------------
     The information in Item 11, as amended, is hereby incorporated by reference.


Item 12 Directors, Officers and Advisory Board Members
        ----------------------------------------------
     The information in Item 12, as amended, is hereby incorporated by reference.



Item 13 Remuneration of Directors and Officers
        --------------------------------------

     Item 13 is amended to read as follows:

     (1)              (2)                 (3)               (4)          (5)

                                                        Pension or
                                                        Retirement
                                                         Benefits     Estimated
                   Capacities                            Accrued       Annual
                    in Which                Aggregate  During Regis-  Benefits
                  Remuneration               Remun -   trant's Last     Upon
Name of  Person   Was Received               eration    Fiscal Year   Retirement


Wayne S. Reisner   President                 78,000        N/A           N/A

Mark Nikiper       Executive Vice President  45,000        N/A           N/A
                   / Secretary

Michael Carey      Vice President            25,000        N/A           N/A
                   / Treasurer



Item 14 Custodian, Transfer Agent and Dividend Paying Agent
        ---------------------------------------------------

     The information in Item 14, as amended, is hereby incorporated by reference.

Item 15 Investment Advisory and Other Services
        --------------------------------------
                  None.



Item 16 Defaults and Arrears on Senior Securities
        -----------------------------------------
                  None.



Item 17 Capital Stock
        -------------
     The information in Item 17, as amended, is hereby incorporated by reference.



Item 18 Long-Term Debt
        --------------
                  None.



Item 19 Other Securities
        ----------------
                  None.



Item 20 Financial Statements
        --------------------


         A. Statements of the Registrant
            ----------------------------


1. Statement of Assets and Liabilities
   -----------------------------------

     The information contained in the Balance Sheet and Statement of Assets and Liabilities included in the Registrant's Annual Report to Shareholders for the fiscal year ended December 31, 2001, previously filed with the Commission, is hereby incorporated by reference.



2. Statement of Income and Expense, Realized and Unrealized Gain or Loss on Investments
   -----------

     The information contained in the Statement of Income and Expense, Realized and Unrealized Gain or Loss on Investments included in the Registrant's Annual Reports to Shareholders for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively, previously filed with the Commission, is hereby incorporated by reference.



         B. Consolidated Statements
            -----------------------
                  Inapplicable since the Registrant has no subsidiaries.

         C. Unconsolidated Subsidiaries
            ---------------------------
                  Inapplicable.


         D. General Provisions
            ------------------
                  Inapplicable.


         E. Historical Financial Information
            --------------------------------
                  Inapplicable.




PART II OTHER INFORMATION
        -----------------


Item 1 Marketing Agreements
       --------------------
                  Inapplicable.



Item 2 Other Expenses of Issuance and Distribution
       -------------------------------------------
                  Inapplicable.



Item 3 Indemnification
       ---------------
     The information in Item 3 of Part II, as amended, is hereby incorporated by reference.



Item 4 Financial Statements and Exhibits
       ---------------------------------
             (a) Financial Statements:
                 ---------------------
             Included in Part I hereof:

     Statement of Assets and Liabilities of the Registrant as at December 31, 2001, included in the Registrant's Annual Report to Shareholders for the fiscal year ended December 31, 2001, previously filed with the Commission, is hereby incorporated by reference.

     Included in Part II hereof:

     Registrant's Schedule of Investments as at December 31, 2001, included in the Registrant's Annual Report to Shareholders for the fiscal year ended December 31, 2001, previously filed with the Commission, is hereby incorporated by reference.

     Statements of Operations for the years ended December 31, 2001, 2000, and 1999, included in the Registrant's Annual Reports to Shareholders for the fiscal years ended December 31, 2001, 2000 and 1999, respectively, previously filed with the Commission, are hereby incorporated by reference.

     Notes to Financial Statements, included in the Registrant's Annual Reports to Shareholders for the fiscal years ended December 31, 2001, 2000 and 1999, respectively, previously filed with the Commission, are hereby incorporated by reference.


     (b) Exhibits
         --------
     1. Exhibit 1 to Form N-2, as amended, is hereby incorporated by reference.



     2. Exhibit 2 to Form N-2, as amended, is hereby incorporated by reference.



     3. None.



     4. Exhibit 4 to Form N-2, as amended, is hereby incorporated by reference.



     5. None.



     6. None.



     7. None.



     8. Exhibit 8 to Form N-2, is amended in its entirety as follows:

          As of January 1, 2001 the Corporation terminated its Employees' Pension Plan.



     9. Exhibit 9 to Form N-2, as amended, is hereby incorporated by reference.



     10. None.



     11. None.



     12. None.



     13. None.

     14. None.



     15. None.



Item 5 Persons Controlled by or Under Common Control with Registrant
       -------------------------------------------------------------
     The information appearing in Item 11 in Part I is hereby incorporated by reference.



Item 6 Number of Holders of Securities
       -------------------------------
     Item 6 of Part II is hereby amended in its entirety to read as follows:

                       (1)                                           (2)

                  Title of Class                      Number of Record Holders
                  --------------                      ------------------------
             Common Stock, $1 par value               906 as of April 25, 2002

Item 7 Location of Accounts and Records
       --------------------------------
             Item 7 of Part II, as amended, is hereby incorporated by reference.


Item 8 Business and Other Connections of Investment Advisor
       ----------------------------------------------------
                  Inapplicable.


Item 9 Management Services
       -------------------
                  None.


Item 10 Undertakings
        ------------
                  Inapplicable.

                                   SIGNATURES


     Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 22 to Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 25th day of April, 2002.



                                           STERLING CAPITAL CORPORATION

                                                   (Registrant)




                                           By: /s/ Wayne S. Reisner
                                               -------------------------
                                               Wayne S. Reisner, President